Exhibit 14

Code of Ethics Policy Owner: Human Resources Date of Last Review: March 2025 Date of Last Revision: June 2024

On October 16, 2018, the Board of Directors of Old Point Financial Corporation adopted a new Code of Ethics that applies to the Company’s employees, officers and directors.
OLD POINT FINANCIAL CORPORATION

CODE OF ETHICS

General Philosophy

The honesty, integrity and sound judgment of the employees, officers and directors (“Company Individuals”) is essential to the reputation and success of Old Point Financial Corporation (the “Company”). References to the Company include any subsidiaries or affiliates of Old Point Financial Corporation, including Old Point National Bank and Old Point Trust and Financial Services.

The Code of Ethics applies to all Company Individuals and governs their actions and their working relationships with current and potential customers, suppliers, fellow employees, competitors, government and self-regulatory agencies, the media, and others with whom the Company has contact. These relationships are essential to the continued success of the Company.

Company Individuals will conduct business in conformance with the highest possible personal, professional and ethical standards. The importance of maintaining the reputation of the Company requires that all employees, officers and directors (including temporary employees) bear the responsibility of adhering to guidelines set forth in this Code of Ethics.

The Code of Ethics:

•
Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships;

•	Provides guidance for Company Individuals to communicate actual or apparent conflicts of interest to the Company;

•
Requires the maintenance of accurate records and full, fair, accurate, timely and understandable disclosure in the reports and documents filed or submitted by the Company with governmental and regulatory agencies and in other public communications made by the Company, and provides additional rules for senior financial officers of the Company;

•	Addresses misuse or misapplication of the Company's property and corporate opportunities;

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•	Requires the highest level of confidentiality and fair dealing;

•	Promotes the prompt internal reporting of violations of this Code of Ethics and accountability for adherence to this Code of Ethics;

•	Requires compliance with applicable laws, rules and regulations; and

•	Requires reporting of any illegal behavior.

Conflicts of Interest

A “conflict of interest” occurs when an employee’s personal interest interferes or appears to interfere in any way with the interests of the Company. Every Employee is expected to avoid all situations that might lead to an actual or apparent conflict of interest between their personal interest and their duties and responsibilities as an employee, officer, or director of the Company. Any position or interest, financial or otherwise, which could materially conflict with their performance as an employee, officer, or director of the Company, or which affects or could reasonably be expected to affect their independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest.

There may be occasions where a proposed transaction with the Company may be an actual or apparent conflict of interest but for the manner in which the proposed transaction is reviewed and approved by the Company or the terms and character of the transaction. For example, a deposit account established by Old Point National Bank for a person subject to this Code of Ethics on terms that are offered to members of the general public would not be an actual or apparent conflict of interest because the terms of the transaction do not give special treatment to the individual. Similarly, a loan by Old Point National Bank to a director made in accordance with the requirements of Federal Reserve Board Regulation O would not normally constitute an actual or apparent conflict of interest because it would have been approved by a majority of Old Point National Bank’s directors who had no interest in the loan, without the interested director’s participation in the loan approval process, and all the terms of the loan would be arms-length and non-preferential.

Any person subject to this Code of Ethics must provide prior notification of any transaction that may constitute an actual or apparent conflict of interest in accordance with this Code of Ethics and any supplemental guidance, and proper and legal procedures must be adhered to in reviewing and approving such a transaction. Supervisors are responsible for educating employees under their direction, and assuring compliance with all applicable requirements, both within their respective areas of jurisdiction and within the scope of this Code of Ethics. Employees should report actual or apparent conflicts to their immediate supervisors. If a supervisor feels the matter warrants further review, the supervisor should inform a member of executive management. Members of executive management should report actual or apparent conflicts to the Chief Executive Officer, and directors should report actual or apparent conflicts to the Corporate Governance Committee of the Company.

It is not possible to define every situation that reasonably could be viewed as a conflict of interest, especially if the situation involves a member of an immediate family member or a person with whom they have a business arrangement that is unrelated to a position with the Company (a “business associate”). A business associate may include someone with whom an employee jointly owns real estate or personal property, someone who has an interest in a partnership, limited liability company or closely held corporation in which an employee also have an interest, or someone who operates a business in which an employee is involved. As an example, a conflict of interest may arise if an employee is involved in a transaction between Old Point National Bank and their business associate or a member of their immediate family. In this situation, to avoid an actual or apparent conflict of interest, the employee may not extend credit to their business associate or to a member of their immediate family on behalf of Old Point National Bank or service the account of such a person on behalf of Old Point National Bank. If they are not sure whether a situation presents a conflict of interest, they should discuss the matter with their immediate supervisor, a member of executive management, the Chief Executive Officer of Old Point Financial Corporation, or the Chairman of the Board of Directors, as appropriate.

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In addition, changes in circumstances, such as corporate mergers, changes in ownership of entities, or other events, may result in a situation becoming a conflict of interest, even when no conflict of interest previously existed. All employees should remain vigilant and discuss the matter with their immediate supervisor, a member of executive management, the Chief Executive Officer of Old Point Financial Corporation, or the Chairman of the Board of Directors, as appropriate, if they believe a change in circumstances has caused a previously permissible situation to become problematic.

The following sections discuss several potential conflicts of interest of which an employee must be aware. It is not a complete description of all conflict of interest situations with which an employee may be presented but rather provides examples that illustrate conflicts of interest and guidelines for handling them.

Gifts and Fees

A conflict of interest may arise when employees, officers or directors give or receive gifts, hospitality, entertainment or anything else of value. Accordingly, an employee is prohibited from directly or indirectly soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of their employment or duties at the Company. All employees are also prohibited from offering something of value to someone with whom they transact business if the benefit is not otherwise available to other similarly situated Company customers or suppliers under the same conditions.

This prohibition is not intended to apply to:

(i)
Accepting or offering a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday) so long as the gift, together with all other gifts received from any one individual or company, does not exceed $100 in any calendar year;

(ii)	Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to the employee;

(iii)
Accepting meals, refreshments, travel arrangements and accommodations, and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company under its policy for reimbursement of business expenses if the other party did not pay for it;

(iv)
Paying for meals, refreshments, travel arrangements and accommodations, and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relationships if the expense is reimbursed by the Company under its policy for reimbursement of business expenses;

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(v)
Paying for meals, refreshments, travel arrangements and accommodations, and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relationships if the expense is reimbursed by the Company under its policy for reimbursement of business expenses;

(vi)	Gifts from relatives;

(vii)	Advertising or promotional materials of nominal value; or

(viii)	Awards by civic or charitable organizations with which the employee, officer, or director is involved that do not have the appearance of affecting the individual’s impartiality.

When in doubt, the employee should decline any gift where there would be even the slightest implication of influence on future business dealings.

In addition, the employee must not accept a fee for performance of any act that the Company could have performed, however, this does not prohibit them from charging and accepting a notary fee from a non- customer. Further, the employee must not sell anything to a client at a value in excess of its worth nor purchase anything from a client at a value below its worth. Finally, remember that the employee may not do indirectly what they are prohibited from doing directly, which would include, but is not limited to, arranging to have a member of their family give or accept a gift, etc.

Loans

A conflict of interest may arise when Company Individuals extend credit to relatives or business associates. Accordingly, the employee is prohibited from acting on behalf of the Company in any transaction in which they, a member of their immediate family, or their business associate has a significant direct or indirect financial interest. Requests for an extension of credit on behalf of these persons must be referred to another employee who is not supervised by the employe and who has no other connection or affiliation with the potential borrower, and all transactions shall be arms-length and non-preferential. Employees should also avoid making or approving loans to individuals or organizations controlled by those individuals where their personal relationships would create the appearance of a conflict of interest or otherwise appear to compromise the employee’s judgment. If the employee is not sure whether a person should be considered a member of their immediate family or a business associate, or whether a personal relationship presents a conflict of interest, they should discuss the matter with their immediate supervisor, a member of executive management, the Chief Executive Officer of Old Point Financial Corporation, or the Chairman of the Board of Directors, as appropriate.

In addition, the employee must not accept a loan from a bank client or supplier. This prohibition does not apply to loans from banks or other financial institutions with respect to customary credit needs such as home mortgage and consumer credit loans.

Legacies and Fiduciary Appointments

A conflict of interest may arise when Company Individuals receive a legacy or bequest or serve in a fiduciary capacity. Accordingly, the employee must refuse any legacy or bequest of an estate or trust of a customer except where the customer is a close relative. In addition, they may not act as executor, administrator, trustee, guardian, custodian or in any other fiduciary capacity without prior written approval of a member of executive management. Such authority will generally be granted only to act for a spouse, parent, brother, sister, child or dependent.

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Outside Business Relationships

Before agreeing to act as a director, partner, significant investor, consultant, or advisor for any outside business organization (including non-profit and charitable organizations), an employee should notify their immediate supervisor. An employee may hold outside employment as long as the employee meets the performance standards of their position with the Company, and as long as such outside employment does not present a conflict of interest. Employees who are considering outside employment should notify and receive pre-approval from their immediate supervisor, who will review any proposed outside employment for potential conflicts of interest. It is the employee’s responsibility to ensure that any outside employment does not present a conflict of interest.

To avoid any conflicts of interest and to maintain independence, directors should disclose all directorships or potential directorships (including non-profit and charitable organizations), and non- employee directors should disclose all changes in employment circumstances to the Chairman of the Board of Directors. In addition, a director should notify the Chairman of the Board of Directors and receive pre- approval before agreeing to act as a director, partner, significant investor, consultant, or advisor for any outside business organization that is doing business with the Company, is seeking to do business with the Company, or may be viewed as competing with the Company, and before engaging in any transaction which raises concerns that the Company and another banking institution are or may be deemed to be under common control. The Chairman of the Board of Directors, with the concurrence of the Corporate and Governance Committee of the Board of Directors of Old Point Financial Corporation (the “Board of Directors”), will determine whether each situation presents a conflict of interest, that adversely impacts a director’s independence, or is otherwise not in the best interests of the Company and its shareholders.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of their duties at the Company. Please remember that an employee may participate in these activities in a personal capacity and not as a representative of the Company unless they have been specifically asked to participate on the Company’s behalf. Additionally, they should take care to ensure that their actions in a personal capacity do not imply that the Company is sponsoring or supporting any political party, charity, civic organization, religious organization or other endeavor. If they have any questions about the best way to engage in these activities while preserving the independence of the Company, the employee should contact their immediate supervisor, a member of executive management, the Chief Executive Officer of Old Point Financial Corporation, or the Chairman of the Board of Directors, as appropriate.

All employees are prohibited from acting on behalf of the Company in any transaction in which their business associate or an outside business organization in which they are involved has a significant direct or indirect financial interest. All transactions on behalf of these persons or organizations must be referred to another employee who is not supervised by them and who has no other connection or affiliation with such persons or organizations, and all transactions shall be arms-length and non-preferential. If the employee is not sure whether a person should be considered a business associate, or whether their involvement in an outside business organization presents a conflict of interest, they should discuss the matter with their immediate supervisor, a member of executive management, the Chief Executive Officer of Old Point Financial Corporation, or the Chairman of the Board of Directors, as appropriate.

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Prior Employment

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Human Resources Director to permit evaluation of the agreement in light of the employee's position. In no event should an employee use any trade secrets, proprietary information or other similar property, acquired in the course of their employment with another employer, in the performance of their duties for or on behalf of the Company.

Related Party Transactions

The Audit Committee of the Board of Directors reviews and oversees “related party transactions” and other insider and affiliated party transactions. “Related party transactions” are certain transactions involving the Company and directors, director nominees, executive officers, and shareholders owning 5% or more of the outstanding shares of the Company, or their immediate family members, businesses, business associates, and other related parties. All significant transactions with directors and executive officers of the Company are submitted to the Board of Directors for approval.

Extensions of Credit

Old Point National Bank may extend credit to any executive officer, director, or principal shareholder of the Company only on substantially the same terms as those prevailing for comparable transactions with unrelated persons or that may be available to bank employees generally as permitted by and in accordance with Federal Reserve Board Regulation O.

Accuracy of Company Records and Reporting

The records, data and information owned, used, and managed by the Company must be accurate and complete. All employees are personally responsible for the integrity of the information, reports, and records under their control. Records must be maintained in sufficient detail to reflect accurately the Company’s transactions. Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

Employees are required to cooperate fully with appropriate bank examiners and appropriately authorized internal and external reviews and investigations. Making false statements can be a criminal act.

The Company has policies on retention of Company records. Records must be retained in accordance with the policies. Employees are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened, or foreseeable government investigation or proceeding.

Any reports or documents filed or submitted by the Company and any other public communications made by the Company must contain full, fair, accurate, timely, and understandable disclosure.

Public and media communications involving the Company are to be made by authorized personnel only.

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Confidentiality

The confidentiality provisions in this section are subject to the protected rights of the employees, officers and directors set forth below under “Reporting Behavior that is Illegal or Violates the Principles of this Code of Ethics.”

Nonpublic information regarding the Company or its businesses, employees, customers, and suppliers is confidential. As a Company employee, officer, or director, they are trusted with confidential corporate information that belongs to the Company. Employees are only to use such confidential information for the business purpose intended. They are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the information to carry out their duties. Employees may be required to sign a specific confidentiality agreement in the course of their employment at the Company. Employees remain under an obligation to keep all corporate information confidential even if their employment with the Company ends.

The following is a non-exclusive list of confidential information:

(i)	Trade secrets, which include any business or technical information, such as a formula, program, method, technique, compilation or information that is valuable because it is not generally known.

(ii)
All rights to any invention or process developed by an employee using Company facilities or trade secret information, resulting from any work for the Company, or relating to the Company's business, is considered to be “work-for-hire” under the United States copyright laws and shall belong to the Company.

(iii)	Proprietary information such as customer lists and customer confidential information.

Corporate Opportunities

Using confidential information about the Company, its employees, officers, directors, customers, or suppliers for personal benefit or disclosing such information to others outside their normal duties is prohibited.

In addition, employees are prohibited from utilizing opportunities discovered through the use of Company property, information, for personal gain. Employees are also generally prohibited from competing with the Company, except as may be approved in advance by the Board of Directors. In appropriate circumstances, the Board of Directors may permit an employee, officer, or director to have an interest in or other relationship with an organization that provides non-banking services similar to those offered by the Company. Any such relationship approved in accordance with this procedure shall not be considered a waiver of the provisions of this Code of Ethics.

Fair Dealing

Each employee, officer, and director should undertake to deal fairly with the Company's customers, suppliers, competitors, and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

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Protection and Proper Use of Company Property

All employees, officers, and directors should protect the Company's property and assets and ensure their efficient and proper use. Theft, carelessness, and waste can directly impact the Company's profitability, reputation, and success. Permitting Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees, officers, and directors may not use corporate, bank, or other official stationery for personal purposes.

Use of Corporate Name and Letterhead

The Company’s name, logo or corporate letterhead may not be used for any purpose other than in the normal course of official company business, unless expressly approved by executive management (Chairman of the Board, President & CEO, Executive Vice President).

Relationships with the Media

The Company’s relationship with the media is an important one that affects their image in the community. Employees should refer all questions or requests for information from reporters or other media representatives to the Marketing Director to ensure consistency and accuracy of information.

Relationships with Competitors/Trade Associations

The company will act with competitors and trade associations only on behalf of ethical and beneficial social objectives and will not participate in business activities that are or could be construed to be in violation of anti-trust laws.

Social Media

Social media includes all means of communicating or posting information or content of any sort on the Internet, including, but not limited to, the following; web logs or blogs, journals or diaries, personal web sites, social networking or affinity web sites, web bulletin boards or a chat rooms, whether or not associated or affiliated with Old Point Financial Corporation, as well as any other form of electronic communication. The same principles and guidelines found in Old Point Financial Corporations policies apply to employees’ activities online. Employees must avoid any circumstances in which their conduct adversely affects their job performance, the performance of fellow associates, or otherwise adversely affects members, customers, suppliers, or people who work on behalf of Old Point Financial Corporation or Old Point Financial Corporation’s legitimate business interests.

Insider Trading

The Company maintains an Insider Trading Policy that governs the buying, selling, trading, or otherwise participating in transactions involving the Company’s common stock or other security while in possession of material information concerning the Company that has not been released to the general public. Such activity is unethical, illegal, and prohibited by the Company. As a reminder, it is also unethical, illegal, and prohibited to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar material and non- public information concerning such company. Any questions concerning the propriety of participating in any transaction in the securities of the Company or any other company should be directed to the Company’s Chief Financial Officer.

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Compliance with Laws, Rules and Regulations

This Code of Ethics is based on the Company’s policy that all employees, officers, and directors comply with applicable law, rules, and regulations. While applicable law, rules and regulations prescribe a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the minimum standard. Such laws and regulations include but are not limited to all Federal Reserve regulations and all statutes prohibiting corruption, bribes, kickbacks, or similar remuneration, such as the Comprehensive Crime Control Act of 1984.

Certain of these laws make it a criminal offense punishable by fine or imprisonment to give or receive anything of value in exchange for favorable treatment in any type of bank transaction.

Certain Company departments or divisions may have additional policies and procedures governing topics covered by this Code of Ethics. These policies and procedures reflect the special requirements of these departments.

Responsibilities of Senior Financial Officers

The Chief Executive Officer of Old Point Financial Corporation, the Chief Financial Officer, the principal accounting officer, the internal auditor, and other senior financial officers performing accounting, auditing, financial management or similar functions (collectively “Senior Financial Officers”) are responsible for the integrity of the Company’s financial reporting and system of internal accounting and controls. The honesty, integrity, and sound judgment of each Senior Financial Officer is fundamental to the reputation and success of the Company.

To the best of their knowledge and ability, each Senior Financial Officer of the Company must:

•	Act with honesty and integrity and avoid actual or apparent conflicts of interest in personal and professional relationships.

•	Provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable.

•	Comply with applicable laws, rules, and regulations of federal, state, and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

•	Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of employment.

•	Share knowledge and maintain skills necessary and relevant to the Company’s needs.

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•	Proactively promote ethical and honest behavior within the Company environment.

•	Assure responsible use of and control of all assets, resources and information of the Company.

Each Senior Financial Officer is expected to adhere to this Code of Ethics at all times. The Board of Directors shall have the sole and absolute authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any waiver, and the grounds for such waiver for a Senior Financial Officer, shall be promptly disclosed to the public in accordance with applicable law, regulations, or other requirements.

Reporting Behavior that is Illegal or Violates the Principles of this Code of Ethics

If, during the course of employment or service to the Company, an employee observes or becomes aware of any suspicious activity or behavior that they believe is illegal, fraudulent, or violates this Code of Ethics, including concerns regarding questionable accounting or auditing matters, they must report it as soon as possible. The Company encourages Company Individuals to report such matters in accordance with the Company’s Whistleblower Policy.

All employees, officers, and directors are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. The Company recognizes that its customers must have faith and confidence in the honesty and character of its employees, officers, and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions the Company must take regarding any known or suspected crime involving the affairs of the Company. With regard to financial affairs, a bank must make a criminal referral in the case of any known or suspected theft, embezzlement, check/debit card kiting, misapplication, or other defalcation involving bank funds or bank personnel in any amount.

Fraud is an element of business that can significantly affect the reputation and success of the Company. The Company requires its employees, officers, and directors to report any known or suspected criminal activity involving the Company or its employees.

The Nominating and Corporate Governance Committee maintains primary authority for monitoring and enforcing compliance with the Code of Ethics. The Nominating and Corporate Governance Committee will, in coordination with management and/or the Audit Committee, if appropriate, serve as the initial reviewing council for suspected violations of this Code of Ethics. Violations may result in disciplinary action, up to and including immediate termination of employment.

If an employee submits a report of their own conduct, the Nominating and Corporate Governance Committee will, in coordination with management and/or the Audit Committee, if appropriate, consider their level of truthfulness and openness, in addition to other relevant factors, during its investigation while determining appropriate preventative, corrective, and disciplinary action.

Nothing in this Code of Ethics prohibits Company employees, officers, and directors from reporting possible violations of federal law or regulation to any government official or agency or reporting on other matters that are protected under the whistleblower provisions of federal law or regulation.
Company employees, officers, and directors do not need prior authorization from the Company to make a report to a government official or agency and are not required to notify the Company upon making any such report.

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Company employees, officers, and directors shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to their attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Administration and Waiver of Code of Ethics

Compliance with this Code of Ethics shall be monitored and administered by the Company’s Nominating and Corporate Governance, which shall cause appropriate reports on compliance to be made to the Audit Committee. Any questions or requests for further information about this Code of Ethics should be directed to the Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will regularly evaluate this Code of Ethics and make recommendations to the Board of Directors regarding appropriate amendments. Any amendment to this Code of Ethics approved by the Board of Directors shall be promptly disclosed to the public in accordance with applicable law, regulations, or other requirements.

Company Individuals shall annually reaffirm compliance with this Code of Ethics. Each new employee will be required to sign a certificate that they have read and understands this Code of Ethics and will comply with it. In addition, each time a new edition of the Code of Ethics is published, each employee will be required to sign a certificate that they have read and understands this Code of Ethics and will comply with it.

Company Individuals are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics; in rare circumstances, however, a waiver may be necessary or appropriate. Proposed waivers for directors and executive officers, including Senior Financial Officers, will be initially evaluated by the Nominating and Corporate Governance Committee, which will make a recommendation to the Board of Directors. Any such waiver recommendations will be determined on a case-by-case basis by the Board of Directors and shall be promptly disclosed to the public as required by applicable law, regulations, or other requirements. Waivers for other employees will be determined on a case-by-case basis by the Audit Committee or by the President and Chief Executive Officer of Old Point Financial Corporation.

BOARD HISTORY

Board Approved – March 2025
Board Approved – June 2024
Board Approved – June 2023
Board Approved – June 2022
Board Approved – June 2021

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